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                                                                    EXHIBIT 99.1


             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

      From time to time, Cambridge NeuroScience, Inc. ("Cambridge NeuroScience" or the "Company"), through its management, may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization, as well as other statements relating to future operations. There are certain key factors that could cause future results to differ materially from those anticipated by management, including, but not limited to, the following:

UNCERTAINTIES RELATED TO FURTHER DEVELOPMENT OF THE COMPANY'S PRODUCT CANDIDATES

      Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and effective for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale clinical trials. There can be no assurance that clinical trials of the Company's product candidates will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Clinical trials are often conducted with patients that are critically ill. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested but which can nevertheless affect clinical trial results. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

      The completion of clinical trials of the Company's product candidates may be delayed by many factors and there can be no assurance that delays or terminations will not occur. One such factor is the rate of enrollment of patients, which generally varies throughout the course of a clinical trial and which depends on the size of the patient population, the number of clinical trial sites, the proximity of patients to clinical trial sites, the eligibility criteria for the trial and the existence of competitive clinical trials. The Company cannot control the rate at which patients present themselves for enrollment. There can be no assurance that the rate of patient enrollment will be consistent with the Company's expectations or be sufficient to enable clinical trials of the Company's product candidates to be completed in a timely manner. Any significant delays in, or termination of, clinical trials of the Company's product candidates would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES

      All of the Company's product candidates are in the research or development stage, and all revenues to date have been generated from collaborative research agreements, government grants and financing activities, or from interest income earned on these funds. No revenues have been generated from product sales. There can be no assurance that product revenues can be realized on a timely basis, if ever.

      The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found to be ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties.

      Cambridge NeuroScience has not yet requested or received regulatory approval for any product from the FDA or any other regulatory authority. There can be no assurance that Cambridge NeuroScience or its strategic partners will succeed in the development, regulatory approval and marketing of any therapeutic product. To achieve profitable operations, the Company must, alone or with others, successfully identify, develop, obtain approval for, introduce and market proprietary products. If potential products are identified, they will require significant additional investment, development, preclinical testing and clinical trials prior to potential regulatory approval and commercialization.


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        At the time the agreement with Bayer for the development of GGF2 was signed, Bayer and the Company selected MS as the primary indication of GGF2. Currently, Bayer and the Company are in the process of evaluating data from recent studies performed by Bayer. Based on results of these studies, Bayer has indicated it is undertaking a comprehensive review of all available options for further development of GGF2 before finalizing a decision. No assurance can be given that there will not be a substantial delay in the development of GGF2 or that Bayer will continue the development of GGF2. In the event Bayer elects to terminate the collaboration, it is doubtful the Company could obtain sufficient financial and technical resources to continue GGF2 development. Either party may terminate this agreement at any time for cause. Bayer may terminate this agreement at any time, upon 120 days written notice.

      There can be no assurance that the Company's product development efforts will be successfully completed, that the Company will obtain the required regulatory approvals or that any products, if introduced, will be successfully marketed or achieve customer acceptance. Commercial availability of any Cambridge NeuroScience products is not expected for a number of years, if at all. See "-- Uncertainties Related to Further Development of the Company's Product Candidates."

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

      Prior to marketing, any product developed by the Company must undergo an extensive regulatory approval process. This regulatory process, which includes preclinical testing and clinical trials, and may include post-marketing surveillance of each compound to establish its safety and efficacy, can take many years and can require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted NDA. Similar delays may also be encountered in foreign countries. There can be no assurance that regulatory approval will be obtained for any products developed by the Company.

      Moreover, regulatory approval may entail limitations on the indicated uses of the drug. Further, even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product or manufacturer may have a material adverse effect on the Company's business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage of the regulatory process may result in various adverse consequences, including the FDA's delay in approving or its refusal to approve a product, withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and New Drug Application ("NDA")-holder. The Company has not had any product approved for commercialization in the United States or elsewhere. No assurance can be given that the Company will be able to obtain FDA approval for any products. Failure to obtain requisite regulatory approvals or failure to obtain approvals of the scope requested will delay or preclude the Company or its licensees or strategic partners from marketing the Company's products or limit the commercial use of the products and will have a material adverse effect on the Company's business, financial condition and results of operations.

HISTORY OF LOSSES; UNCERTAINTY OF CONTINUED OPERATIONS AND FUTURE PROFITABILITY

      As of December 31, 1999, the Company had an accumulated deficit of $110.1 million. The Company has not been profitable from inception and expects to continue to incur operating losses for at least the next several years.

      The Company believes that cash, cash equivalents and investments in marketable securities of $9.7 million at January 31, 2000 will be sufficient to maintain operations through 2001. The Company anticipates that it will require substantial additional funds to further its research and product development programs and for other operating activities and expects to continue to incur losses for at least the next several years. There can be no assurance that the Company's product candidates will be successfully developed or that its products, if successfully developed, will generate revenues sufficient to enable the Company to earn a profit. The Company's ability to further the development of its research and development programs and achieve profitability depends on the ability of the Company to enter into agreements for the development and commercialization of the Company's products. There can be no assurance that the Company will be successful in its efforts to obtain third party funding for its research and development programs. In addition, there can be no assurance that Cambridge NeuroScience or its strategic partners will obtain the required regulatory approvals and successfully identify, test, manufacture and market any product candidates. Cambridge NeuroScience does not expect to generate revenues from the sale of products, if any, for several years.



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DEPENDENCE ON STRATEGIC ALLIANCES; POTENTIAL CONFLICTS OF INTEREST

      The Company's strategy for research, development and commercialization of its product candidates includes the establishment of various corporate collaborations, licensing agreements and other arrangements with third parties. In some cases, the Company will be dependent upon these outside parties to conduct preclinical testing and clinical trials and to provide adequate funding for the Company's development programs. The Company currently has an ongoing collaborative arrangement with Allergan for the development of NMDA ion-channel blockers, sodium ion-channel blockers and combination ion-channel blockers for the treatment of ophthalmic diseases, including glaucoma, and with Bayer for the development of GGF2 for MS and other neurodegenerative diseases. A substantial portion of the payments to be received by the Company from Allergan and Bayer are dependent on the subject compounds achieving certain program development milestones. The Company is dependent on the collaborator making progress with the development of the subject compounds to achieve these milestone events. There can be no assurance that such milestones will be achieved on a timely basis, if ever. There can be no assurance that the Company will be able to maintain existing collaboration agreements, negotiate collaborative arrangements in the future on acceptable terms, if at all, or that any such collaborative arrangements will be successful.

      To the extent that the Company is not able to maintain or establish such arrangements, the Company would be required to undertake product development and commercialization activities at its own expense, which would increase the Company's capital requirements or require the Company to limit the scope of its development and commercialization activities. In addition, the Company may encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected by the absence of such collaborative agreements. While the Company believes that Allergan, Bayer and other potential strategic partners will have an economic motivation to succeed in performing their obligations under collaboration arrangements with the Company, the amount and timing of funds and other resources to be devoted under such arrangements will be controlled by such other parties and would be subject to financial or other difficulties that may befall such other parties.

      The Company cannot control the amount and timing of resources which its strategic partners devote to the Company's programs or potential products, which may vary because of factors unrelated to the potential products. If any of the Company's strategic partners breach or terminate their agreements with the Company or otherwise fail to conduct their collaborative activities in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs may be delayed, and the Company will be required to devote additional resources to product development and commercialization or terminate certain development programs. Allergan may terminate its agreement with the Company for breach and under certain other circumstances. Bayer may terminate its agreement with the Company at any time, upon 120 days written notice. Either the Company or Bayer may terminate such agreement at any time for cause.

      The termination of the Allergan or Bayer agreements or of other collaborative arrangements which the Company may enter into in the future would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates or could require or result in litigation or arbitration, which would be time-consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations.

      Cambridge NeuroScience's strategic partners may develop, either alone or with others, products that compete with the development and marketing of the Company's products. Competing products, either developed by the strategic partners or to which the strategic partners have rights, may result in the Company's partners withdrawing research, development or marketing support with respect to all or a portion of the Company's technology, which would have a material adverse effect on the Company's business, financial condition and results of operation.

NEED FOR FUTURE FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL

      The Company is currently evaluating alternatives for maximizing shareholder value, which may include the sale of some or all of the Company's technology assets, or sale or merger of the Company. If the Company continues to engage in ongoing operations, it will



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require substantial additional funding in order to continue research, product development, preclinical testing and clinical trials of its product candidates. The Company will also require additional funding for operating expenses, for the pursuit of regulatory approvals for its product candidates and to establish marketing and sales capabilities. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the size and complexity of these programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the establishment of additional collaborative arrangements, the cost of manufacturing arrangements, commercialization activities and the cost of product in-licensing and strategic acquisitions, if any. There can be no assurance that the Company's cash reserves and other liquid assets and funding that may be received from the Company's strategic partners and interest income earned thereon, will be adequate to satisfy its capital and operating requirements.

      To the extent the Company requires substantial additional funding, it may seek such funding through arrangements with strategic collaborators and through public or private sales of the Company's securities, including equity securities. There can be no assurance, however, that additional funding will be available on reasonable terms, if at all. Any additional equity financings would be dilutive to the Company's stockholders. If adequate funds are not available, Cambridge NeuroScience may be required to curtail significantly or terminate one or more of its research and development programs and/or obtain funds through arrangements with collaborative partners or others that may require Cambridge NeuroScience to relinquish rights to certain of its technologies or product candidates.

INTENSE COMPETITION AND RISK OF TECHNOLOGICAL CHANGE

      The fields in which Cambridge NeuroScience is involved are characterized by rapid technological progress. New developments are expected to continue at a rapid pace in both industry and academia. There are many companies, both public and private, including large pharmaceutical companies, chemical companies and specialized genetic engineering companies, engaged in developing products competitive with products under development by the Company. Many of these companies have greater capital, human resources and research and development, manufacturing and marketing experience than Cambridge NeuroScience. Such companies may succeed in developing products that are more effective or less costly than any that may be developed by Cambridge NeuroScience and may also prove to be more successful than Cambridge NeuroScience in marketing. Competition may increase further as a result of potential advances in the commercial applicability of biotechnology and greater availability of capital for investment in these fields. In addition, academic, government and industry-based research is intense, resulting in considerable competition in obtaining qualified research personnel, submitting patent filings for protection of intellectual property rights and establishing corporate strategic alliances. There can be no assurance that research, discoveries and commercial developments by others will not render any of the Company's programs or potential products noncompetitive.

      The Company will, for the foreseeable future, rely on its strategic partners for certain preclinical evaluation and clinical development of its product candidates and manufacturing and marketing of any products. In addition, the Company relies on its strategic partners, in part, for support in its drug discovery operations. Generally, the Company's agreements with its strategic partners do not prohibit the strategic partners from engaging in competitive activities with the Company. The pharmaceutical companies with which the Company has collaborations are in some cases attempting to develop other products to treat diseases within the fields of the collaborations with the Company. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by the pharmaceutical company with which the Company is collaborating in connection with such product candidate.

      Biotechnology and related pharmaceutical technology have undergone rapid and significant change. The Company expects the technology associated with the Company's research and development will continue to develop rapidly, and the Company's future success will depend in large part on its ability to maintain a competitive position with respect to this technology. Rapid technological development by the Company or others may result in compounds, products or processes becoming obsolete before the Company recovers any expenses it incurs in connection with developing such products.



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PATENT AND LICENSE UNCERTAINTIES

      Proprietary rights relating to the Company's products will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained as trade secrets, and to the extent that the Company diligently enforces its rights against infringement of its patent rights and against misappropriation of its trade secrets and proprietary information. The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes, and the Company's success will depend, in part, on its ability to obtain patent protection for its products and manufacturing processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. Some of the technology that may be used in the Company's products may not be covered by any patent or patent application. In instances where the Company's products are not covered by valid and enforceable patents, there can be no assurance that third parties will not be able to market similar or related products, nor can there be any assurance that patent or other proprietary rights held by the Company with respect to these products will afford commercially significant protection. In addition, there can be no assurance that confidentiality arrangements to which the Company is a party will be effective in protecting the Company's confidential information or trade secrets.

      There can be no assurance that any patent applications relating to the Company's products will be filed in the future or that any currently pending applications will issue on a timely basis, if ever. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. Even if patents are issued, the degree of protection afforded by such patents will depend upon the scope, validity, enforceability of the claims obtained in such patents and the Company's willingness and financial ability to enforce and/or defend them. The patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions. Moreover, no consistent policy has emerged in the United States and in many other countries regarding the breadth of claims allowed in biotechnology patents. The Company could incur substantial costs in defending itself in suits brought against it by others or in suits in which the Company may assert its patents against others. If the outcome of any such litigation is adverse to the Company, the Company's business, financial condition and results of operations could be adversely affected. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may be required to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company. Patents granted to the Company in certain foreign countries may be subject to opposition proceedings brought by third parties. The Company may incur substantial costs defending such proceedings. There can be no assurance that the Company would prevail in any such proceedings or that such proceedings would not result in a material adverse effect on the Company's business, financial condition or results of operations. In addition, patents blocking the Company's manufacture, use or sale of its products could be issued to third parties in the United States or foreign countries. The issuance of blocking patents or an adverse outcome in an interference or opposition proceeding could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or cease using the technology. There can be no assurance that such license would be available on commercially acceptable terms, if at all.

      There are patents held by third parties that relate to the manufacture, development and use of the Company's product candidates for which the Company has licenses. There can be no assurance that the Company will not in the future require licenses to additional patents, that such licenses will be available on commercially reasonable terms, if at all, that existing or future licenses will not be terminated or that any such termination or failure to obtain a license will not have a material adverse effect on the Company's business, financial condition or results of operations.

      The Company is also aware of third-party patent and pending patent applications in the United States and corresponding patent applications pending in some foreign countries that, if issued and valid, may be construed to cover aspects of the Company's GGF2 product candidates. There can be no assurance that the Company will not infringe any such issued U.S. third-party patents, and that claims of future patents issuing from the patent applications, if any, will not be infringed by the Company's proposed manufacture, use or sale of products based on the GGF2 technology. Furthermore, there can be no assurance that Cambridge NeuroScience would prevail in any legal action seeking damages or injunctive relief for infringement of the existing patent or any patent that might issue from such applications



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or that any license required under any such patent would be available or, if available, would be available on commercially reasonable terms. Failure to obtain a required license or to successfully establish non-infringement of, or the invalidity or unenforceability of, such third-party patents could preclude the manufacture, marketing, sale and use of the Company's products based on such GGF2 technology.

NO MANUFACTURING EXPERIENCE; RELIANCE ON THIRD-PARTY MANUFACTURING

      The Company has no experience in manufacturing products for commercial purposes and does not have manufacturing facilities. Consequently, the Company is dependent on contract manufacturers for the production of products for development and commercial purposes. In the event that the Company is unable to obtain or retain third-party manufacturing arrangements, it will not be able to commercialize its products as planned which would have a material adverse effect on the Company's business, financial condition and results of operations. The manufacture of the Company's products for clinical trials and commercial purposes is subject to current Good Manufacturing Practices ("GMP") regulations promulgated by the FDA. There can be no assurance that the Company will be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with GMP and other regulatory requirements. The Company does not intend to develop or acquire facilities for the manufacture of drug products for clinical trials or commercial purposes, and has been, and will remain, dependent on its strategic partners or third parties for the manufacture of product candidates for preclinical, clinical and commercial purposes.

UNCERTAINTIES RELATED TO MARKETING AND SALES

      Cambridge NeuroScience currently has no experience in marketing or selling pharmaceutical products. In order to achieve commercial success for any approved product, Cambridge NeuroScience must either develop a marketing and sales force or, where appropriate or permissible, enter into arrangements with third parties to market and sell its products. There can be no assurance that Cambridge NeuroScience will successfully develop marketing and sales experience or that it will be able to enter into marketing and sales agreements with others on acceptable terms, if at all. If the Company develops its own marketing and sales capability, it will compete with other companies that currently have experienced and well funded marketing and sales operations. To the extent that the Company enters into co-promotion or other sales and marketing arrangements with other companies, any revenues to be received by Cambridge NeuroScience will be dependent on the efforts of others and there can be no assurance that their efforts will be successful.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT

      The Company's successful commercialization of its pharmaceutical products will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products developed by the Company. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products, and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for the Company's products, the market acceptance of these products would be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

      The Company's business may be materially adversely affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the United States has and will continue to put pressure on pharmaceutical pricing. Such initiatives and proposals, if adopted, could decrease



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the price that the Company receives for any products it may develop and sell in the future and thereby have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or initiatives have a material adverse effect on other pharmaceutical companies that are collaborators or prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its potential products may be adversely affected.

POTENTIAL PRODUCT LIABILITY; UNCERTAINTIES RELATED TO INSURANCE

      The use of any of the Company's potential products in clinical trials and the sale of any approved products may expose the Company to liability claims resulting from the use of products or product candidates. These claims might be made directly by consumers, pharmaceutical companies or others. The Company maintains product liability insurance coverage for claims arising from the use of its products in clinical trials in the amount of $5.0 million per occurrence and $5.0 million in aggregate. No assurance can be given that the Company will be able to maintain insurance at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability that could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any product approved for marketing in the future or that insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against the Company would have a material adverse effect on its business, financial condition and results of operations.

VOLATILITY OF COMMON STOCK PRICE

      The market prices for securities of biotechnology and pharmaceutical companies, including Cambridge NeuroScience, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or others, clinical trial results, developments concerning agreements with collaborators, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or others, future sales of substantial amounts of the Company's common stock by existing stockholders and general market conditions can have an adverse effect on the market price of the Common Stock. The realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on market price.

      In January 1999, the Company's common stock was delisted from the Nasdaq National Market System due to a failure to maintain a minimum bid price per share of $1.00. Immediately following the delisting, the Company began trading on the Over the Counter Bulletin Board ("OTCBB"). The delisting of the Company's common stock could have an adverse effect on the liquidity of the common stock held by investors and on the Company's ability to raise equity in the future.

DEPENDENCE ON QUALIFIED PERSONNEL

      Because of the specialized scientific nature of the Company's business, Cambridge NeuroScience is highly dependent upon its ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities and there can be no assurance that Cambridge NeuroScience will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to the Company's product development programs, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- History of Losses; Uncertainty of Continued Operations and Future Profitability."



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ANTITAKEOVER PROVISIONS

      The Company's Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of the Company's common stock. The issuance of preferred stock or rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's common stock or limit the price that investors might be willing to pay for shares of the Company's common stock. In addition, certain provisions of the Delaware corporate law may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices.

ABSENCE OF DIVIDENDS

      Prior to March 9, 1998, the Company had never declared nor paid cash dividends on any of its common stock. On March 9, 1998 the Company's Board of Directors declared an extraordinary dividend on its capital stock of $1.00 per share of outstanding common stock, or $17.9 million, which was paid on April 14, 1998. Future cash dividends, if any, will be paid at the discretion of the Company's Board of Directors and will depend, among other things, upon the Company's future operations, capital requirements, general financial condition and such other factors as the Board of Directors may deem relevant. The Company does not anticipate paying dividends in the foreseeable future.





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